Exhibit 99.1

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements herein include forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that are expected or anticipated to occur in the future, including statements relating to growth, expected levels of expenditures and statements expressing general optimism about future operating results, are forward-looking statements. Similarly, statements that describe our or Sirius’ business strategy, outlook, objectives, plans, intentions, the expected benefits of the merger, including synergies or goals, also are forward-looking statements. All such forward-looking statements contained herein and those presented elsewhere by our or Sirius’ management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to, those described in “Risk factors” included herein, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which was filed with the Securities and Exchange Commission (“SEC”) on February 28, 2008, as amended by Amendment No. 1, which was filed with the SEC on April 29, 2008, and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, which was filed with the SEC on July 22, 2008, and in Sirius’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which was filed with the SEC on February 29, 2008, as amended by Amendment No. 1, which was filed with the SEC on April 29, 2008. These cautionary statements should not be construed by you to be exhaustive and are made only as of the date hereof. Neither we nor Sirius undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Recent Developments

Pending XM/Sirius merger

On February 19, 2007, Holdings entered into an Agreement and Plan of Merger (the “merger agreement”) with Sirius under which our business would be combined with that of Sirius through a merger of Holdings and Vernon Merger Corporation, a wholly-owned subsidiary of Sirius, resulting in Holdings and its subsidiaries, including XM, becoming direct or indirect wholly-owned subsidiaries of Sirius (the “merger”). On March 24, 2008, the Department of Justice approved the merger. The merger is subject to approval by the Federal Communications Commission (“FCC”). The merger is intended to qualify as a reorganization for federal income tax purposes. The issuance and sale of the Notes is conditioned upon the closing of the merger.

In the merger, each share of Holdings’ Class A common stock then issued and outstanding will be converted at the effective time of the merger into the right to receive 4.6 shares of common stock of Sirius. Each share of Holdings’ Series A convertible preferred stock then issued and outstanding similarly will be converted at the effective time of the merger into the right to receive 4.6 shares of a newly-designated series of preferred stock of Sirius having the same powers, designations, preferences, rights and qualifications, limitations and restrictions as the converted stock, except that such preferred stock will have the right to vote with the holders of Sirius common stock as a single class, with each share of preferred stock having one-fifth of a vote.

The merger agreement contains certain termination rights both for Holdings and for Sirius. If the merger agreement is terminated under circumstances specified in the merger agreement due to action by one of the parties, Holdings or Sirius, as the case may be, will be required to pay the other a termination fee of $175.0 million. Holdings’ board of directors and stockholders and the board of directors and stockholders of Sirius have approved the merger. The parties have agreed to extend the merger agreement, as necessary, for rolling two-week periods unless either side notifies the other of its intention not to extend.

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We and Sirius believe that there are substantial potential strategic and financial benefits of the merger. The benefits of the merger are expected to include the following:

•	Cost synergies. We and Sirius expect operating cost savings to be achievable in almost every cost item on the combined company’s income statement, including subscriber acquisition, programming and content, sales and marketing, revenue share and royalties, general and administrative expenses, customer service and billing, and research and development. Moreover, over the long-term, the combined company expects to derive significant additional value by procuring its future generation satellites, terrestrial repeaters and other capital expenditures as a single entity. The combination of operating cost and capital procurement synergies of the two companies will allow a greater portion of revenue to be realized as cash flow as the combined company grows.

•	Better competitive positioning and pricing. The market for audio entertainment in the United States is robustly competitive and rapidly evolving. We and Sirius compete directly and intensely with a host of other audio providers for consumer attention. We and Sirius believe the combined company will improve satellite radio’s ability to compete for consumers’ attention against a host of products and services in the highly competitive and rapidly evolving audio entertainment marketplace.

•	Greater programming choice and value. We and Sirius believe that the merger will permit the combined company to offer consumers more choices and value, stimulating demand for the service and reducing customer churn. We and Sirius expect to be able to add some of the best of each company’s lineup to the other’s service. We and Sirius believe the merger will facilitate new programming packages, the opportunity to choose programming on an a la carte basis, and the consolidation of redundant programming.

•	Advancements in technology. We and Sirius believe that the combined company will be able to offer consumers access to advanced technology sooner than would otherwise occur. In particular, we expect the combination of the companies’ two engineering organizations to generate better results from each dollar invested in research and development. The merger will also foster the commercial introduction of interoperable satellite radios, which will enable us to offer enhanced services.

•	Advertising revenue growth. Because the combined company is expected to be more attractive to large national advertisers, it will have significantly more reach than either company on a stand-alone basis.

•	Compatible cultures and commitment to excellence. The combined company will have a highly experienced management team, with extensive industry knowledge in radio, media, consumer electronics, engineering and technology.

There can be no assurance that any of the potential benefits described above will be realized. See “Risk factors” and “Special note regarding forward-looking statements.”

Following the consummation of the merger, the following individuals are expected to serve as directors of Sirius: Joan L. Amble, Leon D. Black, Lawrence F. Gilberti, Eddy W. Hartenstein, James P. Holden, Chester A. Huber, Jr., Mel Karmazin, John Mendel, James F. Mooney, Gary M. Parsons, Jack Shaw and Jeffrey D. Zients. We and Sirius anticipate that there will also be changes to the senior management of the combined company following consummation of the merger.

FCC merger conditions.  We and Sirius have represented to the FCC that the combined company will implement a number of voluntary commitments relating to a la carte, minority and public interest programming, equipment, geographic service and subscription rates. We and Sirius believe that these voluntary commitments are enforceable conditions to the agency’s order approving the merger, and will bind the combined company upon completion of the merger.

FCC developments.  XM and Sirius have been in discussions with the Enforcement Bureau of the FCC to settle outstanding enforcement matters. In 2006, the FCC commenced investigations regarding the compliance with FCC rules of certain radios that include FM transmitters, and the compliance of certain terrestrial repeaters with the special temporary authority granted by the FCC. XM and Sirius expect to enter into Consent Decrees with the FCC terminating these inquiries. As part of possible Consent Decrees, the companies expect to agree, among other things, to:

•	take steps to address any potentially non-compliant radios remaining in the hands of consumers pursuant to comprehensive compliance plans;

•	in the case of XM, within 60 days of the order adopting the XM Consent Decree, shut down 50 variant terrestrial repeaters, and shut down or bring into compliance an additional 50 variant terrestrial repeaters;

•	in the case of SIRIUS, receive special temporary authority to operate two of its eleven variant terrestrial repeaters. These eleven terrestrial repeaters were shut off by SIRIUS in October 2006; and

•	make voluntary contributions to the United States Treasury of approximately $17 million, in the case of XM, and approximately $2 million, in the case of SIRIUS.

There can be no assurances regarding the ultimate outcome of these enforcement proceedings, including whether the FCC will approve Consent Decrees under discussion with the companies or the significance of these matters to our business, consolidated results of operations or financial position.

Term loan.  On June 26, 2008, XM borrowed $100.0 million under a new term loan (the “term loan”), which matures on May 5, 2009. The terms and conditions of the new term loan are substantially the same as our $250 million Senior Secured Revolving Credit Facility (the “revolving credit facility”), as described in “Description of other indebtedness—Existing XM indebtedness—Revolving Credit Facility.” The term loan is secured on a pari passu basis with the revolving credit facility. Holdings and all of XM’s material subsidiaries guarantee the obligations under the term loan. A portion of the proceeds from the term loan was used to repay the outstanding balance on our $150 million Senior Secured Credit Facility with GM (the “GM Facility”). The GM Facility will terminate upon the consummation of the merger, and amounts outstanding thereunder, if any, will be repaid by us at such time.

MLB escrow arrangement.  Our multi-year agreement with Major League Baseball® (“MLB”) requires us to maintain $120.0 million in escrow for the benefit of MLB or furnish other credit support in such amount. On May 16, 2008, we provided $120.0 million for an escrow arrangement for the benefit of MLB (the “MLB escrow arrangement”) to replace an expiring surety bond. In connection with funding the MLB escrow arrangement, we borrowed $62.5 million under our revolving credit facility. Our underlying agreement with MLB requires us to make annual payments of $60.0 million. The payment for 2008 has already occurred, and the next annual payment is expected in early 2009.

Revolving credit facility.  In February 2008, we executed an amendment to our revolving credit facility to provide that the facility will survive the merger. In May 2008, we executed an amendment to our revolving credit facility to provide that the $75.0 million in cash and cash equivalents we are required to maintain at all times is decreased to $50.0 million of cash and cash equivalents until August 20, 2008, after which date it returns to $75.0 million.

Refinancing transactions

In connection with the merger, we intend to refinance a substantial portion of our existing indebtedness and raise certain additional liquidity in the manner described below, which we refer to herein (except as otherwise indicated) as the “Refinancing Transactions.” Following the merger, we would be required to offer to repurchase the following indebtedness that was outstanding at June 30, 2008 (each, a “change of control put”) unless such repurchase obligation has been waived in accordance with the terms of such indebtedness:

•	$600 million aggregate principal amount of 9.75% Senior Notes due 2014 (the “9.75% Notes”);

•	$200 million aggregate principal amount of Senior Floating Rate Notes due 2013 (the “Senior Floating Rate Notes”); and

•	$33.2 million 10% Senior Secured Discount Convertible Notes due 2009 (the “Discount Notes”) (convertible at a price of $3.18 per XM share).

In addition, following the merger we will be required to make an offer to repurchase the transponders of our XM-4 satellite in accordance with the terms of a sale-leaseback transaction. Assuming the merger occurred on June 30, 2008, our maximum transponder repurchase obligation of both debt and equity holders would have been approximately $309.4 million.

We intend to effect the refinancing of this indebtedness through the following transactions:

•	the issuance and sale by us of $550 million aggregate principal amount of Notes;

•	on July 24, 2008, we priced an offering of $778.5 million aggregate principal amount of 13% Senior Notes due 2014 (the “Senior Notes”). The proceeds of the offering of the Senior Notes (net of approximately 78.4 million of original issue discount) will be placed into escrow, pending completion of the merger and the consummation of the Refinancing Transactions. The Senior Notes will be guaranteed by Holdings and the same entities that will guarantee the Notes. See “Description of other indebtedness—Existing XM indebtedness—Senior Notes due 2014;”

•	a cash tender offer to holders of our 9.75% Notes at par and a related consent solicitation for certain amendments to the indenture governing the 9.75% Notes (the “9.75% Offer”). Holders of a majority in aggregate principal amount of the outstanding 9.75% Notes have agreed to waive the change of control put with respect to the merger on behalf of all holders of our 9.75% Notes, subject to the consummation of the merger and the satisfaction of certain conditions in connection with the Refinancing Transactions prior to August 31, 2008;

•	an offer to repurchase the Floating Rate Notes at 101% of the principal amount of such Floating Rate Notes; and

•	Payment of $309.4 million for transponder repurchase obligation, for both debt and equity holders of a consolidated variable interest entity.

In addition, in July 2008, with the consent of holders of Holdings’ $400 million aggregate principal amount of 1.75% Convertible Senior Notes due 2009 (the “1.75% Notes”), we amended the indenture for the 1.75% Notes to increase the interest rate on the 1.75% Notes to 10% per annum (the “New Rate”), effective July 2, 2008. The indenture amendment, which is conditioned on the consummation of the merger, clarifies that the occurrence of the merger will not require us to offer to repurchase the 1.75% Notes subject to the amendment. The change in interest rate from 1.75% to 10% is expected to result in approximately $16.5 million and $30.3 million in incremental interest expense in 2008 and 2009, respectively.

In addition, we currently anticipate that any additional refinancing obligations, including fees and expenses, will be funded from cash on hand.

We do not expect to refinance the $33.2 million of Discount Notes because of the current market price of Holdings’ common stock.

We cannot predict the extent to which holders of our outstanding indebtedness will accept our repurchase offers, which may affect the total mix of indebtedness that remains outstanding following the Refinancing Transactions. We have assumed herein, however, that such repurchase offers are fully subscribed.

Except as otherwise indicated, references to pro forma indebtedness herein are presented net of original issue discount.

RISK FACTORS

Risks related to the merger

Our indebtedness and the indebtedness of the combined company following the completion of the merger will be substantial. This indebtedness could adversely affect us and the combined company in many ways, including by reducing funds available for other business purposes.

As of March 31, 2008, pro forma indebtedness of the combined company after giving effect to the Refinancing Transactions, including the Notes, and including approximately $78.4 million of original issue discount associated with the Senior Notes and approximately $162.5 million of incremental indebtedness incurred by XM subsequent to March 31, 2008 and prior to July 1, 2008, which will remain outstanding after the merger and the Refinancing Transactions, would have been approximately $3,418.8 million, and as of June 30, 2008, our pro forma indebtedness, after giving effect to the Refinancing Transactions, would have been $2,137.6 million. Interest costs related to this debt will be substantial. As a result of this debt, demands on our and the combined company’s cash resources will be substantial. These high levels of indebtedness could reduce funds available for investment in research and development and capital expenditures or create competitive disadvantages compared to other companies with lower debt levels.

Our indebtedness will contain covenants that will, among other things, restrict our ability and the ability of our restricted subsidiaries to incur more debt, pay dividends and make distributions, make certain investments, repurchase stock, create liens, enter into transactions with affiliates, enter into sale lease-back transactions, merge or consolidate, and transfer or sell assets.

Potential adjustments to our business plan following the merger and our substantial debt maturing in 2009 will require additional financing, and additional financing might not be available on favorable terms or at all.

Following the merger, Sirius will be our sole stockholder and our business will be operated as an unrestricted subsidiary under Sirius’ existing indebtedness. In our previous financial and operational estimates and predictions set forth in our most recent reports filed with the SEC, we indicated that, provided that we meet the revenue, expense and cash flow projections of our current business plan, we expected to be fully funded and not need additional liquidity to continue operations beyond our existing assets, credit facilities and cash generated by operations; our current business plan is based on estimates regarding expected future costs, expected future revenue and assumes the refinancing or renegotiating of certain of our obligations as they become due, including the maturity of our existing credit facilities and $400 million of 1.75% Notes and the MLB escrow arrangement. Our financial and operational estimates and predictions were made in the context of being a stand-alone enterprise, and may not be reflective of results that will be achieved following the merger.

Our operations and the operations of Sirius will also be affected by the FCC order approving the merger. In addition, our future liquidity may be adversely affected by, among other things, changes in our operations or business plans following the merger, the termination of the GM Facility following the consummation of the merger, or by the nature and extent of the benefits, if any, achieved by operating XM as a wholly-owned subsidiary of Sirius. Sirius may be unwilling to contribute or loan us capital to support our operations or unable to do so under the terms of its existing or future debt obligations. Investors in the Notes should not assume that Sirius will contribute or loan us additional capital to satisfy our liquidity requirements following the merger. To the extent our remaining funds following the Refinancing Transactions are insufficient to support our ongoing capital requirements, we would be required to seek additional financing, which may not be available on favorable terms or at all. Such additional financing would likely be obtained from the sale of additional debt securities, obtaining the release of funds held in escrow in connection with our MLB arrangement or other sources. If we are unable to secure additional financing, our business and results of operations may be adversely affected. In addition, we will be required to maintain a minimum cash balance of $75.0 million under our revolving credit facility. If our cash balance following the Refinancing Transactions falls below $75.0 million, we would need to obtain a waiver from our bank lenders to avoid a default. No assurance can be given that we would be able to obtain such a waiver or otherwise avoid a default under our revolving credit facility.

Following the Refinancing Transactions, we will have a substantial amount of debt maturing in 2009, including our $250 million revolving credit facility and $100 million term loan, each of which matures in May 2009, $400 million aggregate principal amount of 1.75% Notes, and $33.2 million aggregate principal amount of 10% Senior Secured Discount Convertible Notes due in December 2009 (“Discount Notes”). Moreover, Sirius has approximately $300 million of 2 1/2% Convertible Notes that mature in February 2009, which Sirius may need to refinance. As a result of these debt maturities, our cash flows from operating activities will not be sufficient, and the cash flows of Sirius may not be sufficient, to fund projected cash needs in 2009. We and Sirius may not be able to access additional sources of refinancing on similar terms or pricing as those that are currently in place, or at all, or otherwise obtain other sources of funding. An inability to access additional sources of liquidity to fund cash needs in 2009 or thereafter or to refinance or otherwise fund the repayment of maturing debt instruments could adversely affect the growth, financial condition, and results of operations of both XM and Sirius, and their ability to make payments on their debt, and could force either or both companies to seek the protection of the bankruptcy laws, which could materially adversely impact their ability to operate their business and to make payments under their debt instruments, including the Notes.

It will be more difficult to obtain additional financing if prevailing instability in the credit and financial markets continues through 2009. Tightening credit policies could also adversely impact our operational liquidity by making it more difficult or costly for our customers to access credit, and could have an adverse impact on our operational liquidity as a result of possible changes to our payment arrangements that credit card companies and other credit providers could unilaterally make.

The anticipated benefits of the merger may not be realized fully (or at all) and may take longer to realize than expected.

The merger involves the integration of two companies that have previously operated independently with principal offices in two distinct locations and technologically different satellite radio platforms. We and Sirius have conducted only limited planning regarding the integration of the two companies. The combined company will be required to devote significant management attention and resources to integrating the two companies. Delays in this process could adversely affect the combined company’s business, financial results and financial condition. Even if we and Sirius are able to integrate our respective business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, cost savings, innovation and operational efficiencies that may be possible from this integration or that these benefits will be achieved within a reasonable period of time. In addition, the indentures governing our indebtedness and indebtedness of Sirius contain covenants that will restrict the integration of these two operating companies.

Undertakings made to the FCC will affect the combined company’s business in the future.

We and XM have represented to the FCC that the combined company will implement a number of voluntary commitments. The voluntary commitments will be treated by the FCC as enforceable conditions to the agency’s order approving the merger, and would bind the combined company. Similarly, to the extent the FCC conditions the merger on other terms related to but different from these voluntary commitments, or on other terms, those conditions also would be binding on the combined company. As such, a failure by the combined company to abide by these conditions could result in fines, additional license conditions, license revocation or other detrimental FCC actions. In addition, while we believe that the combined company can successfully implement all of the commitments, we are unable to predict the degree to which we will confront operational or technical difficulties in the course of such implementation or the ultimate effects of these commitments on the business or results of operations of the combined company.

Risks related to XM’s business

Our cumulative expenditures and losses have been significant and are expected to grow.

From our inception through June 30, 2008, we have realized cumulative net losses approximating $4.4 billion. We expect our cumulative net losses and cumulative negative cash flows to grow as we make payments under our various distribution and programming contracts, incur marketing and subscriber acquisition costs and make interest payments on our outstanding indebtedness. If we are unable ultimately to generate sufficient revenues to become profitable and generate positive cash flow, there is a risk that we will be unable to make required payments under our indebtedness.

Demand for our service may be insufficient for us to become profitable.

We cannot estimate with any certainty whether consumer demand for our service will be sufficient for us to continue to increase the number of subscribers at projected rates. We have seen a significant decrease in new subscription demand from retail subscribers and most of our new subscription growth has come from original equipment manufacturers (OEMs).

Among other things, continuing and increased consumer acceptance of XM Radio will depend upon:

•	the willingness of consumers, on a mass-market basis, to pay subscription fees to obtain radio service rather than obtain their desired programming from other sources;

•	the cost, features and availability of XM radios; and

•	the marketing and pricing strategies that we employ and that are employed by our competitors.

If demand for our products and service does not continue to increase, we may not be able to generate enough revenues to generate positive cash flow or to become profitable.

Following the merger, our parent company may take actions that benefit Sirius at our expense.

Following the merger, we will become a wholly-owned subsidiary of Sirius. Sirius has historically been among one of our competitors. We will be operated as an unrestricted subsidiary of Sirius for purposes of Sirius indebtedness. Terms of such Sirius indebtedness, as well as our indebtedness, contain covenants governing transactions with our affiliates that may limit our ability to easily and effectively operate our business as a consolidated entity with Sirius after the merger. Any increases in Sirius’ business at our expense may limit our ability to expand our business and increase or maintain our future cash flows in an amount sufficient to make payments of interest and/or principal on the Notes.

The unfavorable outcome of pending or future litigation or investigations could have a material adverse effect on us.

We have been party to several legal proceedings, regulatory inquiries and other matters arising out of various aspects of our business. We are cooperating fully with the governmental investigations and defending all claims against us. However, we cannot assure a favorable outcome of any of these proceedings, or that an unfavorable outcome would not have a material adverse effect on our business or financial results.

Large payment obligations under our agreements with automobile manufacturers, suppliers of programming and others may prevent us from becoming profitable.

We have significant payment obligations under our agreements with automobile manufacturers, third-party suppliers of programming and licensors of program royalties. We also have or in the future will have payment obligations under agreements with other OEMs, and we will need to negotiate new or replacement agreements with these or other manufacturers over the next several years. Under our multi-year agreement with MLB for the rights to broadcast MLB games live nationwide and be the Official Satellite Radio provider of MLB, we are obligated to pay $60 million per year through 2012. On May 16, 2008, we provided $120.0 million for an escrow arrangement for the benefit of MLB to replace an expiring surety bond. In connection with funding the MLB escrow arrangement, we borrowed $62.5 million available under our $250 million revolving credit facility. This MLB escrow arrangement, which we may replace with a letter of credit, reduces our unrestricted cash liquidity, and could have an adverse effect on our financial position if we are not able to replace the escrow arrangement with a letter of credit or otherwise.

We have many other agreements and must frequently negotiate renewal or replacement agreements with third-party suppliers of programming. Our payment obligations could increase when agreements are renewed or replaced, and will increase under the terms of certain existing agreements as the number of our subscribers increases. Changes in the cost of certain programming or other factors could cause changes to our channel line-up in the future. These payment obligations could limit our ability to become profitable or generate positive cash flow and increase the amount that we may need to borrow. We may seek to renegotiate certain of these arrangements to generate positive cash flow and reduce our need for external funds. There can be no assurance that we will be able to complete such renegotiations on favorable terms or at all.

We must maintain and pay license fees for music rights, and we are currently subject to ongoing disputes with copyright holders.

We must maintain music programming royalty arrangements with and pay license fees to Broadcast Music, Inc. (“BMI”), the American Society of Composers, Authors and Publishers (“ASCAP”) and SESAC, Inc. (“SESAC”). These organizations negotiate with copyright users, collect royalties and distribute them to songwriters and music publishers. Although we have agreements with ASCAP and SESAC, respectively, through December 2011, we continue to operate under an interim agreement with BMI. We cannot assure you that the BMI royalty fee will remain at the current level when the agreement is finalized. Under the Digital Performance Right in Sound Recordings Act of 1995 and the Digital Millennium Copyright Act of 1998, we also have to negotiate royalty arrangements with the copyright owners of the sound recordings, or if negotiation is unsuccessful, have the royalty rate established by the Copyright Royalty Board (“CRB”). We participated in a CRB proceeding in order to set the royalty rate payable by us under the statutory license covering our performance of sound recordings over the XM system for the six-year period starting in January 2007.

Our inability to retain customers, including those who purchase or lease vehicles that include a subscription to our service, could adversely affect our financial performance.

We cannot predict how successful we will be at retaining customers who purchase or lease vehicles that include a subscription to our service as part of the promotion of our product. Over the past several quarters we have retained approximately 52% to 54% of the customers who received a promotional subscription as part of the purchase or lease of a new vehicle. However, that percentage fluctuates over time and the amount of data on the percentage is limited. We do not know if the percentage will change as the number of customers with promotional subscriptions increases.

We experience subscriber churn for both our self-pay and our non-promotional customers. Because we have been in commercial operations for a relatively short period of time, we cannot predict the amount of churn we will experience over the longer term. Both our inability to retain customers who purchase or lease new vehicles with our service beyond the promotional period and subscriber churn could adversely affect our financial performance and results of operations.

Loss or premature degradation of our existing satellites could damage our business.

We placed our XM-3 and XM-4 satellites into service during the second quarter of 2005 and fourth quarter of 2006, respectively. Our XM-1 and XM-2 satellites experienced progressive degradation problems common to early Boeing 702 class satellites and now serve as in-orbit spares. During 2007, we entered into a sale leaseback transaction with respect to the transponders on our XM-4 satellite. If we fail to make the required payments under this arrangement, we could lose the right to use XM-4 to broadcast our service. The terms of this arrangement also require that upon the occurrence of specified events, including an operational failure or loss of XM-4, we must repurchase the satellite and we may not receive sufficient insurance proceeds to do so. An operational failure or loss of XM-3 or XM-4 would, at least temporarily, affect the quality of our service, and could interrupt the continuation of our service and harm our business. We likely would not be able to complete and launch our XM-5 satellite before September 15, 2009. In the event of any satellite failure prior to that time, we would need to rely on our back-up satellites, XM-1 and XM-2. We cannot assure you that restoring service through XM-1 and XM-2 would allow us to maintain adequate broadcast signal strength through the in-service date of XM-5, particularly if XM-1 or XM-2 were to suffer unanticipated additional performance degradation or experience an operational failure.

A number of other factors could decrease the useful lives of our satellites, including:

•	defects in design or construction;

•	loss of on board station-keeping system;

•	failure of satellite components that are not protected by back-up units;

•	electrostatic storms; and

•	collisions with other objects in space.

In addition, our network of terrestrial repeaters communicates principally with one satellite. If the satellite communicating with the repeater network fails unexpectedly, we would have to activate our backup satellites (XM-1 and XM-2) to restore repeater service. This would result in a degradation of service that could last several hours or longer and could harm our business.

Potential losses may not be covered by insurance.

Insurance proceeds may not fully cover our losses. For example, our insurance does not cover the full cost of constructing, launching and insuring new satellites or our in-orbit spare satellites, nor will it cover and we do not have protection against business interruption, loss of business or similar losses. Also, our insurance contains customary exclusions, salvage value provisions, material change and other conditions that could limit our recovery. Further, any insurance proceeds may not be received on a timely basis in order to launch a spare satellite or construct and launch a replacement satellite or take other remedial measures. In addition, some of our policies are subject to limitations involving large deductibles or co-payments and policy limits that may not be sufficient to cover losses. If we experience a loss that is uninsured or that exceeds policy limits, this may impair our ability to make timely payments on our outstanding notes and other financial obligations.

Competition could adversely affect our revenues.

In seeking market acceptance of our service, we encounter competition for both listeners and advertising revenues from many sources, including traditional and digital AM/FM radio; Internet based audio providers; MP3 players; wireless carriers; direct broadcast satellite television audio service; digital media services; and cable systems that carry audio service; and historically we have faced limited competition from Sirius, the other satellite radio provider.

Unlike XM Radio, traditional AM/FM radio already has a well-established and dominant market presence for its services and generally offers free broadcast reception supported by commercial advertising, rather than by a subscription fee. Also, many radio stations offer information programming of a local nature, which XM Radio is not expected to offer as effectively as local radio, or at all. Some radio stations have reduced the number of commercials per hour, expanded the range of music played on the air and are experimenting with new formats in order to compete with satellite radio.

Digital (or HD or high definition) radio broadcast services have been expanding, and as many as 1,500 radio stations in the United States have begun digital broadcasting and approximately 3,000 have committed to broadcasting in digital format. The technology permits broadcasters to transmit as many as five stations per frequency. To the extent that traditional AM/FM radio stations adopt digital transmission technology, any competitive advantage that we enjoy over traditional radio because of our digital signal would be lessened. A group of major broadcast radio networks created a coalition to jointly market digital radio services.

Internet radio broadcasts have no geographic limitations and can provide listeners with radio programming from around the country and the world. We expect that improvements from higher bandwidths, faster modems, wider programming selection and mobile internet service, will make Internet radio increasingly competitive.

The Apple iPod® is a portable digital music player that allows users to download and purchase music through Apple’s iTunes® Music Store, as well as convert music on compact disc to digital files. Apple sold over 51 million iPods® during its fiscal 2007 year. The iPod® is also compatible with certain car stereos and various home speaker systems. Our portable digital audio players, including those with advanced recording functionality, compete with the iPod® and other downloading technology and devices; and some consumers may use their digital music players in their vehicles rather than subscribe to XM Radio.

The audio entertainment marketplace continues to evolve rapidly, with a steady emergence of new media platforms and portable devices that compete with us now or that could compete with us in the future. For example, Slacker and other companies have begun to introduce portable music players offering customizable Internet-based channels. Ford and Microsoft recently debuted an in-car communications system called “Sync,” which allows drivers to use voice commands or steering wheel controls to play songs from their digital-music players. In addition, ICO Global Communications (Holdings) Limited recently demonstrated a satellite-based mobile entertainment platform to deliver live broadcast media nationwide through a hybrid satellite and terrestrial repeater network.

Rapid technological and industry changes could make our service obsolete.

The audio entertainment industry is characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. If we are unable to keep pace with these changes, our business may be unsuccessful. Because we have depended on third parties to develop technologies used in key elements of the XM Radio system, more advanced technologies that we may wish to use may not be available to us on reasonable terms or in a timely manner. Further, our competitors may have access to technologies not available to us, which may enable them to produce entertainment products of greater interest to consumers, or at a more competitive cost.

Higher than expected subscriber acquisition costs could adversely affect our financial performance.

We are still spending substantial funds on advertising and marketing and in transactions with car and radio manufacturers and other parties to obtain or as part of the expense of attracting new subscribers, including our subscriber acquisition costs and costs per gross (or net) subscriber addition. Our ability to achieve cash flow breakeven and profitability within our expected timeframe or at all depends on our ability to continue to maintain or lower these costs, which vary over time based on a number of factors. If the costs of attracting new subscribers are greater than expected, our financial performance and results of operations could be adversely affected.

Our business could be adversely affected by the performance of third parties.

Our business depends in part on actions of third parties, including:

•	the sale of new vehicles with factory installed XM radios;

•	the development and manufacture of XM radios and other XM-compatible devices; and

•	the availability of XM radios for sale to the public by consumer electronics retailers.

Subscription growth in the OEM channel is dependent on automotive sales and vehicle production by our OEM partners. The sale of vehicles with XM radios is an important source of subscribers for us. Automotive sales and production are dependent on many factors, including general economic conditions, consumer confidence and fuel costs. To the extent vehicle sales by our OEM partners decline (including GM, our highest volume OEM partner), or the penetration of factory-installed XM radios in those vehicles is reduced, and there is no offsetting growth in vehicle sales or increased penetration by our other OEM partners, our subscriber growth will be adversely impacted. We do not manufacture satellite radios or accessories, and we depend on manufacturers and others for the production of these radios and their component parts. If one or more manufacturers raises the price of the radios or does not produce radios in a sufficient quantity to meet demand, or if such radios were not to perform as advertised or were to be defective, sales of our service and our reputation could be adversely affected. Our business or reputation also could be harmed in the event retailers were to fail to make XM radios available to the public in sufficient quantities, in a timely manner or at attractive prices.

The FCC has not issued final rules authorizing terrestrial repeaters.

The FCC has not yet issued final rules permitting us to deploy terrestrial repeaters to fill gaps in satellite coverage. On November 1, 2001, the FCC issued a further request for comments on various proposals for permanent rules for the operation of terrestrial repeaters. We have opposed some of these proposals. On December 18, 2007, the FCC released a “Notice of Proposed Rulemaking and Second Further Notice of Proposed Rulemaking” seeking additional comment on the final rules for satellite radio repeaters. Some of the proposals under discussion in the rulemaking, if adopted by the FCC, could impact our ability to operate terrestrial repeaters, including requiring us to reduce the power of some of our current repeaters, construct and operate additional repeaters to offer the same coverage, or otherwise impact reception of satellite radio service. XM is participating actively in this proceeding, but we cannot predict its outcome or any resulting impact on our business, consolidated results of operations or financial position.

FCC regulation or our failure to comply with FCC requirements could damage our business.

We hold FCC licenses and authorizations to operate a commercial satellite radio service in the United States, including authorizations for satellites and a terrestrial repeater system, and related authorizations. The FCC generally grants licenses and authorizations for a fixed term. Although we expect our satellite licenses and authorizations to be renewed in the ordinary course upon their expiration, we can provide no assurance that this will be the case. Any assignment or transfer of control of our FCC licenses or authorizations must be approved in advance by the FCC.

The operation of our system is subject to significant regulation by the FCC under authority granted through the Communications Act and related federal law. We are required, among other things, to operate only within specified frequencies; to meet certain conditions regarding the interoperability of our radios with those of the other licensed satellite radio system; to coordinate our satellite radio service with radio systems operating in the same range of frequencies in neighboring countries; and to coordinate our communications links to our satellites with other systems that operate in the same frequency band. Non-compliance by us with these requirements or other conditions or with other applicable FCC rules and regulations could result in fines, additional license conditions, license revocation or other detrimental FCC actions. There is no guarantee that the FCC will not modify its rules and regulations in a manner that would have a material impact on our operations.

We are operating our terrestrial repeaters on a non-interference basis pursuant to grants of STA from the FCC, which have expired. We have applied on a timely basis for extensions of these STAs. Pursuant to FCC rules, if an extension request is filed on a timely basis, operations in accordance with the terms of the STA may continue pending action on the extension request.

XM and Sirius have been in discussions with the Enforcement Bureau of the FCC to settle outstanding enforcement matters. In 2006, the FCC commenced investigations regarding the compliance with FCC rules of certain radios that include FM transmitters, and the compliance of certain terrestrial repeaters with the special temporary authority granted by the FCC. XM and Sirius expect to enter into Consent Decrees with the FCC terminating these inquiries. As part of possible Consent Decrees, the companies expect to agree, among other things, to:

•	take steps to address any potentially non-compliant radios remaining in the hands of consumers pursuant to comprehensive compliance plans;

•	in the case of XM, within 60 days of the order adopting the XM Consent Decree, shut down 50 variant terrestrial repeaters, and shut down or bring into compliance an additional 50 variant terrestrial repeaters;

•	in the case of SIRIUS, receive special temporary authority to operate two of its eleven variant terrestrial repeaters. These eleven terrestrial repeaters were shut off by SIRIUS in October 2006; and

•	make voluntary contributions to the United States Treasury of approximately $17 million, in the case of XM, and approximately $2 million, in the case of SIRIUS.

There can be no assurances regarding the ultimate outcome of these enforcement proceedings, including whether the FCC will approve Consent Decrees under discussion with the companies, or the significance of these matters to our business, consolidated results of operations or financial position.

One of our major business partners is experiencing financial difficulties.

On October 8, 2005, Delphi Corporation and 38 of its domestic U.S. subsidiaries, which we refer to collectively as “Delphi,” filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. Delphi manufactures, in factories outside the United States, XM radios for installation in various brands of GM vehicles. Delphi also distributes to consumer electronics retailers various models of XM radios manufactured abroad. On January 25, 2008, the Bankruptcy Court entered an order confirming Delphi’s First Amended Joint Plan of Reorganization, as Modified, which we refer to as the Delphi Plan, which provides for a reorganization of Delphi and the emergence of Delphi from bankruptcy as an ongoing entity. The Delphi Plan provides that Delphi shall assume all executory contracts including those with XM as of the effective date of the Delphi Plan. The Delphi Plan has not yet become effective, is subject to various conditions and may not become effective. Certain investors entered into commitments to provide financing to a reorganized Delphi, but (according to Delphi) terminated the investment agreement just prior to the closing of the financing. Delphi has commenced certain litigation alleging wrongful termination of the investment agreement, and asserting that the financing is necessary for the successful consummation of the Delphi Plan. Accordingly, it is unclear at this time whether the Delphi Plan will ever become effective. Further, even if the Delphi Plan becomes effective, Delphi has taken the position that any contracts that expire prior to the effective date of the Delphi Plan will not be assumed under the Delphi Plan and Delphi shall have no obligation to cure any pre-bankruptcy defaults thereunder. XM has reserved its rights to dispute that position.

Weaker than expected market and advertiser acceptance of our XM Radio service could adversely affect our advertising revenue and results of operations.

Our ability to generate advertising revenues will depend on several factors, including the level and type of penetration of our service, competition for advertising dollars from other media, and changes in the advertising industry and economy generally. We directly compete for audiences and advertising revenues with traditional AM/FM radio stations, some of which maintain longstanding relationships with advertisers and possess greater resources than we do, and “new media,” including Internet, Internet radio, podcasts and others, and historically we have faced limited competition from Sirius. Because we offer our radio service to subscribers on a pay-for-service basis, certain advertisers may be less likely to advertise on our radio service.

Our business may be impaired by third-party intellectual property rights.

Development of the XM Radio system has depended largely upon the intellectual property that we have developed, as well as intellectual property we have licensed from third parties. If the intellectual property that we have developed or use is not adequately protected, others will be permitted to and may duplicate the XM Radio system or service without liability. In addition, others may challenge, invalidate, render unenforceable or circumvent our intellectual property rights, patents or existing sublicenses or we may face significant legal costs in connection with defending and enforcing those intellectual property rights. Some of the know-how and technology we have developed and plan to develop is not now, nor will be, covered by U.S. patents or trade secret protections. Trade secret protection and contractual agreements may not provide adequate protection if there is any unauthorized use or disclosure. The loss of necessary technologies could require us to obtain substitute technology of lower quality performance standards, at greater cost or on a delayed basis, which could harm our business.

Other parties may have patents or pending patent applications, which will later mature into patents or inventions that may block our ability to operate our system or license our technology. We may have to resort to litigation to enforce our rights under license agreements or to determine the scope and validity of other parties’ proprietary rights in the subject matter of those licenses. This may be expensive. Also, we may not succeed in any such litigation.

Third parties may assert claims or bring suit against us for patent, trademark, or copyright infringement, or for other infringement of intellectual property rights. Any such litigation could result in substantial cost to, and diversion of effort by, our company, and adverse findings in any proceeding could subject us to significant liabilities to third parties; require us to seek licenses from third parties; block our ability to operate the XM Radio system or license its technology; or otherwise adversely affect our ability to successfully develop and market the XM Radio system.

Interference from other users could damage our business.

Our service may be subject to interference caused by other users of radio frequencies, such as RF lighting and ultra-wideband (“UWB”) technology and Wireless Communications Service (“WCS”) users. The FCC is seeking comment on proposals by certain WCS licensees for modification of rules regarding their operations in spectrum adjacent to satellite radio, including rule changes to facilitate mobile broadband services in the WCS. XM and Sirius are participating actively in this proceeding and have opposed the changes requested by WCS licensees out of a concern for their impact on the reception of satellite radio service. We cannot predict the outcome of the FCC proceeding, or the impact on satellite radio reception.

Our service network or other ground facilities could be damaged by natural catastrophes.

Since our ground-based network is attached to towers, buildings and other structures around the country, an earthquake, tornado, flood or other catastrophic event anywhere in the United States could damage our network, interrupt our service and harm our business in the affected area. We have backup central production and broadcast facilities; however, we do not have replacement or redundant facilities that can be used to assume the functions of our repeater network in the event of a catastrophic event. Any damage to our repeater network would likely result in degradation of our service for some subscribers and could result in the complete loss of service in affected areas. Damage to our central production and broadcast facility would restrict our production of programming to our backup facilities.

Consumers could steal our service.

Like all radio transmissions, the XM Radio signal is subject to interception. Pirates may be able to obtain or rebroadcast XM Radio without paying the subscription fee. Although we use encryption technology to mitigate the risk of signal theft, such technology may not be adequate to prevent theft of the XM Radio signal. If widespread, signal theft could harm our business.

We depend on certain on-air talent. If we cannot retain these people, our business could suffer.

We employ or independently contract with on-air talent who maintain significant loyal audiences in or across various demographic groups. We cannot assure that our on-air talent will remain with us or will be able to retain their respective audiences. If we lose the services of one or more of these individuals, and fail to attract comparable on-air talent with similar audience loyalty, the attractiveness of our service to subscribers and advertisers could decline, and our business could be adversely affected.

USE OF PROCEEDS

The following table illustrates the currently expected estimated sources and uses of the funds for the Refinancing Transactions. Actual amounts will vary from estimated amounts depending on several factors, including changes in our refinancing plans as a result of market conditions or other factors, the extent to which holders of existing indebtedness may elect not to accept our offer to refinance their indebtedness, the timing of the merger and completion of the Refinancing Transactions and other factors.

(In thousands)

Sources of funds:
Notes	$550,000
13% Senior Notes due 2014(1)	700,105

Total sources	1,250,105

Uses of funds:
Cash to balance sheet(2)	$38,083
Repurchase obligation of consolidated variable interest entity(3)	309,373
Repurchase 9.75% Notes due 2014(4)	600,000
Repurchase Senior Floating Rate Notes due 2013(5)	202,000
Accrued interest with respect to indebtedness being refinanced	31,411
Estimated fees and expenses(6)	69,238

Total uses	$1,250,105

(1)	Net of original issue discount of $78,395 thousand.

(2)	In May 2008, we executed an amendment to our revolving credit facility to provide that the $75.0 million in cash and cash equivalents we are required to maintain at all times is decreased to $50.0 million of cash and cash equivalents until August 20, 2008, after which date it returns to $75.0 million.

(3)	Reflects repurchase obligation of both debt and equity holders.

(4)	We intend to offer to purchase the 9.75% Notes for cash at par. Holders of a majority in aggregate principal amount of the outstanding 9.75% Notes have agreed to waive the change of control put with respect to the merger on behalf of all holders of our 9.75% Notes, subject to the consummation of the merger and the satisfaction of certain conditions in connection with the Refinancing Transactions prior to August 31, 2008.

(5)	Interest is payable quarterly on May 1, August 1, November 1, and February 1 at a rate currently set at 7.3728% per annum through August 1, 2008. Thereafter, the rate is reset quarterly to 450 basis points over the three-month LIBOR.

(6)	The actual amount of the fees and expenses will vary from this estimate based on a number of factors. Sirius has agreed, in the event the merger is not consummated, to reimburse us for half of certain fees and expenses incurred by us in connection with the refinancing transactions described herein.

CAPITALIZATION OF XM HOLDINGS

The following table sets forth Holdings’ capitalization as of June 30, 2008, on an actual basis and as adjusted to give effect to the Refinancing Transactions as if they had occurred on such date. As adjusted amounts will vary from amounts set forth below depending on several factors, including changes in our refinancing plans as a result of market conditions or other factors, the extent to which holders of existing indebtedness may elect not to accept our offer to repurchase their notes, the timing of the consummation of the merger and completion of the Refinancing Transactions and other factors. You should read the data set forth in the table below in conjunction with the information appearing elsewhere herein and in our periodic filings with the SEC.

	As of June 30, 2008
		Pro Forma as
		adjusted
		for the
		Refinancing
	Actual	Transactions
	(In thousands)

Cash and cash equivalents	$183,853	$221,936	(1)

Debt:
9.75% Notes due 2014(2)	$600,000	$—
1.75% Convertible Senior Notes due 2009(3)	400,000	400,000
Senior Floating Rate Notes due 2013(4)	200,000	—
10% Senior Secured Discount Convertible Notes due 2009(5)	30,320	30,320
Debt of consolidated variable interest interest entity	230,800	—
Senior secured revolving credit facility	250,000	250,000
Term Loan	100,000	100,000
Capital leases	28,778	28,778
Notes(6)	—	550,000
13% Senior Notes due 2014(7)	—	700,105
Total long-term debt	1,839,898	2,059,203
Less: current portion	359,672	359,672

Long-term debt, net of current portion	$1,480,226	$1,699,531

Total stockholders’ deficit(8)	$(1,204,472)	$(1,224,476)

Total capitalization	$275,754	$475,055

(1)	Adjusted for cash used in effecting the merger and Refinancing Transactions.

(2)	We intend to offer holders of our 9.75% Notes cash in exchange for their existing 9.75% Notes. Holders of a majority in aggregate principal amount of the outstanding 9.75% Notes have agreed to waive the change of control put with respect to the merger on behalf of all holders of our 9.75% Notes, subject to the consummation of the merger and the satisfaction of certain conditions in connection with the Refinancing Transactions prior to August 31, 2008.

(3)	We have amended the indenture governing the 1.75% Notes to increase the interest rate on the 1.75% Notes to 10% per annum, effective July 2, 2008, subject to the closing of the merger. The 1.75% Notes are exchangeable into the common stock of Holdings (and of Sirius after the merger).

(4)	Interest is payable quarterly on May 1, August 1, November 1, and February 1 at a rate currently set at 7.3728% per annum through August 1, 2008. Thereafter, the rate is reset quarterly to 450 basis points over the three-month LIBOR.

(5)	The principal amount of the Discount Notes includes the unamortized discount of $2.9 million. The Discount Notes are exchangeable into the common stock of Holdings (and of Sirius after the merger).

We do not expect to refinance the $33.2 million of Discount Notes because of the current market price of Holdings’ common stock.

(6)	Omitted.

(7)	Represents $788,500 thousand aggregate principal amount, net of original issue discount of $78,395 thousand.

(8)	Pro forma stockholders’ deficit includes an adjustment for the write-off of deferred financing fees capitalized as part of the refinanced debt.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Sirius and XM, giving effect to the merger and the Refinancing Transactions as if they had been consummated on March 31, 2008 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2008 and for the year ended December 31, 2007, giving effect to the merger and the Refinancing Transactions as if they had occurred on January 1, 2006 and January 1, 2007, respectively. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. Intercompany transactions have not been eliminated as the preliminary estimates are not material to the unaudited pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical audited consolidated financial information and accompanying notes of Sirius and XM, which can be found in each of Sirius’ and XM’s periodic filings with the SEC. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed at the dates indicated. It may be necessary to further reclassify XM’s financial statements to conform to those classifications that are determined by the combined company to be most appropriate. While some reclassifications of prior periods have been included in the unaudited pro forma condensed combined financial statements, further reclassifications may be necessary.

The unaudited pro forma condensed combined financial statements were prepared using the purchase method of accounting with Sirius treated as the acquiring entity. Accordingly, consideration paid by Sirius to complete the merger with XM will be allocated to XM’s assets and liabilities based upon their estimated fair values as of the date of completion of the merger. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Additionally, a final determination of the fair value of XM’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of XM that exist as of the date of completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. Sirius estimated the fair value of XM’s assets and liabilities based on discussions with XM’s management, due diligence and information presented in public filings. Until final regulatory approval is received from the FCC, both companies are limited in their ability to share information. Therefore, certain valuations have not been performed on tangible and intangible assets and liabilities such as property and equipment and deferred revenue and therefore an estimate of fair value is not included as a pro forma adjustment. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts including property and equipment, deferred revenue, debt and intangibles will result in adjustments to the balance sheet and/or statement of operations. There can be no assurance that the final determination will not result in material changes.

These pro forma results reflect the impact of the following Refinancing Transactions detailed in the “Recent Developments” section herein:

•	the repurchase of $600 million 9.75% Notes for cash;

•	the repurchase of $200 million Senior Floating Rate Notes for cash;

•	amendment of the indenture for the 1.75% Notes to increase the interest rate to 10% per annum in return for the noteholders agreeing not to assert any claim that the merger constitutes a Fundamental Change under the existing indenture;

•	issuance of $550 million aggregate principal amount of Notes;

•	issuance of $778.5 million aggregate principal amount of Senior Notes the debt balance of which Senior Notes are reflected herein net of original issue discount of approximately $78.4 million; and

•	payment of $309.4 million for transponder repurchase obligation, for both debt and equity holders of a consolidated variable interest entity.

The pro forma results exclude borrowings by XM under its senior secured revolving credit facility and term loan of $162.5 million subsequent to March 31, 2008 and prior to July 1, 2008. Sirius expects to incur significant costs associated with integrating Sirius’ and XM’s businesses. The unaudited pro forma condensed combined financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. In addition, the unaudited pro forma combined consolidated financial statements do not reflect one-time fees and expenses of $25 million payable by Sirius as a result of the merger or payments contemplated by the Consent Decrees.

SIRIUS SATELLITE RADIO INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations
For the three months ended March 31, 2008

			Pro Forma
	Sirius	XM	Adjustments		Combined
	(in thousands, except per share amounts)

Revenue:
Subscriber revenue, including effects of mail-in rebates	$255,640	$275,725	$5,144	(a)	$536,509
Advertising revenue, net of agency fees	8,408	9,118	—		17,526
Equipment revenue	6,063	4,321	—		10,384
Other revenue	239	19,290	(5,144	)(a)	14,385

Total revenue	270,350	308,454	—		578,804
Operating Expenses (excludes depreciation shown separately below)(1):
Cost of services:
Satellite and transmission	7,822	13,181	6,960	(b)	27,963
Programming and content	61,692	51,562	—		113,254
Revenue share and royalties	42,320	68,822	—		111,142
Customer service and billing	26,922	34,310	—		61,232
Cost of equipment	7,588	8,551	—		16,139
Broadcast and operations	—	17,451	(17,451	)(b)	—
Sales and marketing	38,467	—	43,001	(c)	81,468
Ad sales	—	4,703	(4,703	)(c)	—
Marketing	—	109,822	(38,298	)(c)	—
			(71,524	)(d)
Subscriber acquisition costs	89,824	—	71,524	(d)	161,348
General and administrative	48,778	30,729	10,491	(b)	89,998
Engineering, design and development	8,656	11,020	—		19,676
Depreciation and amortization	26,906	51,987	31,917	(f)	110,810

Total operating expenses	358,975	402,138	31,917		793,030

Loss from operations	(88,625)	(93,684)	(31,917)		(214,226)
Other Income (Expense):
Interest and investment income	2,802	1,675	—		4,477
Interest expense, net of amounts capitalized	(17,675)	(29,327)	(21,878	)(e)	(68,880)
Loss from impairment of investments	—	—	—		—
Loss from de-leveraging transactions	—	—	—		—
Other income (expense)	(77)	(7,602)	—		(7,679)

Total other income (expense)	(14,950)	(35,254)	(21,878)		(72,082)

Loss before income taxes	(103,575)	(128,938)	(53,795)		(286,308)
Income tax (expense) benefit	(543)	(331)	—		(874)

Net loss	$(104,118)	$(129,269)	$(53,795)		$(287,182)

Net loss per common share — basic and diluted					$(0.10)
Weighted average shares used in computing net loss per common share — basic and diluted					2,943,585

(1) Amounts related to stock-based compensation included in operating expenses were as follows:
Satellite and transmission	$797	$642	$793	(b)	$2,232
Programming and content	2,789	2,543	—		5,332
Broadcast and operations	—	1,263	(1,263	)(b)	—
Customer service and billing	276	889	—		1,165
Sales and marketing	5,240	—	3,652	(c)	8,892
Ad sales	—	607	(607	)(c)	—
Marketing	—	3,045	(3,045	)(c)	—
Subscriber acquisition costs	14	—	—		14
General and administrative	11,998	6,052	470	(b)	18,520
Engineering, design and development	1,148	2,463	—		3,611

Total stock-based compensation	$22,262	$17,504	$—		$39,766

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

SIRIUS SATELLITE RADIO INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year ended December 31, 2007

			Pro Forma
	Sirius	XM	Adjustments		Combined
	(In thousands, except share and per share amounts)

Revenue:
Subscriber revenue, including effects of mail-in rebates	$854,933	$1,005,479	$19,354	(a)	$1,879,766
Advertising revenue, net of agency fees	34,192	39,148	—		73,340
Equipment revenue	29,281	28,333	—		57,614
Other revenue	3,660	63,582	(19,354	)(a)	47,888

Total revenue	922,066	1,136,542	—		2,058,608
Operating expenses (excludes depreciation shown separately below)(1):
Cost of services:
Satellite and transmission	27,907	54,434	26,602	(b)	108,943
Programming and content	236,059	183,900	—		419,959
Revenue share and royalties	146,715	256,344	—		403,059
Customer service and billing	93,817	126,776	—		220,593
Cost of equipment	45,458	62,003	—		107,461
Broadcast and operations	—	65,067	(65,067	)(b)	—
Sales and marketing	173,572	—	243,915	(c)	417,487
Marketing	—	482,466	(223,323	)(c)	—
			(259,143	)(d)
Ad sales	—	20,592	(20,592	)(c)	—
Subscriber acquisition costs	407,642	—	259,143	(d)	666,785
General and administrative	155,863	150,109	38,465	(b)	344,437
Engineering, design and development	41,343	33,077	—		74,420
Depreciation and amortization	106,780	213,211	127,667	(f)	447,658

Total operating expenses	1,435,156	1,647,979	127,667		3,210,802

Loss from operations	(513,090)	(511,437)	(127,667)		(1,152,194)
Other income (expense):
Interest and investment income	20,570	14,084	—		34,654
Interest expense, net of amounts capitalized	(70,328)	(116,605)	(86,961	)(e)	(273,894)
Loss from de-leveraging transactions	—	(3,693)	—		(3,693)
Loss from impairment of investments	—	(39,665)	—		(39,665)
Other income (expense):	31	(26,004)	—		(25,973)

Total other income (expense)	(49,727)	(171,883)	(86,961)		(308,571)

Loss before income taxes	(562,817)	(683,320)	(214,628)		(1,460,765)
Income tax (expense) benefit	(2,435)	939	—		(1,496)

Net loss	(565,252)	(682,381)	(214,628)		(1,462,261)

Net loss per common share — basic and diluted					$(0.50)

Weighted average shares used in computing net loss per common share — basic and diluted					2,906,095

(1) Amounts related to stock-based compensation included in Operating expenses were as follows:
Satellite and transmission	$2,198	$2,308	$2,716	(b)	$7,222
Programming and content	9,643	8,855	—		18,498
Broadcast and operations	—	4,316	(4,316	)(b)	—
Customer service and billing	708	2,483	—		3,191
Sales and marketing	15,607	—	24,452	(c)	40,059
Advertising and marketing	—	12,833	(12,833	)(c)	—
Ad sales	—	1,910	(1,910	)(c)	—
Marketing	—	9,709	(9,709	)(c)	—
Subscriber acquisition costs	2,843	—	9,167	(d)	12,010
Subsidies and distribution	—	9,167	(9,167	)(d)	—
General and administrative	44,317	26,689	1,600	(b)	72,606
Engineering, design and development	3,584	7,929	—		11,513

Total stock-based compensation	$78,900	$86,199	$—		$165,099

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

SIRIUS SATELLITE RADIO INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2008

			Pro Forma
	Sirius	XM	Adjustments		Combined
	(In thousands, except per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$252,508	$211,542	$38,083	(e)	$502,133
Accounts receivable, net of allowance for doubtful accounts	22,743	56,657	—		79,400
Receivable from distributors	69,992	—	—		69,992
Inventory, net	25,344	—	10,200	(h)	35,544
Related party current assets	—	99,746	—		99,746
			(10,200	)(h)
Prepaid and other current assets	88,177	102,916			180,893

Total current assets	458,764	470,861	38,083		967,708
Property and equipment, net	798,852	677,509	161,772	(i)	1,638,133
System under construction	—	161,772	(161,772	)(i)	—
FCC license	83,654	141,412	1,158,588	(k)	1,383,654
Intangible assets, net	—	3,064	433,936	(k)	437,000
Goodwill	—	—	5,744,104	(l)	5,744,104
Related party prepaid expenses, net of current portion	—	136,726	—		136,726
Other long-term assets			(42,975	)(s)
	128,553	70,830	52,515	(e)	208,923

Total assets	$1,469,823	$1,662,174	$7,384,251		$10,516,248

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$320,897	$217,457	$22,025	(j)	$560,379
Accrued interest	12,626	39,671	(31,411	)(e)	20,886
Current portion of long-term debt	304,749	8,978	—		313,727
Due to related parties	—	64,819	—		64,819
Deferred revenue	561,710	433,059	—		994,769

Total current liabilities	1,199,982	763,984	(9,386)		1,954,580
Long-term debt	977,994	1,666,819	219,366	(e)	2,864,179
Deferred revenue, net of current portion	111,857	226,982	—		338,839
Other long-term liabilities	19,424	42,159	463,435	(g)	525,018

Total liabilities	2,309,257	2,699,944	673,415		5,682,616

Commitments and contingencies
Minority interest	—	60,208	(60,208	)(e)	—
Stockholders’ equity:
Series A Convertible preferred stock, par value $0.001; 50,000,000 shares authorized, 24,808,959 shares issued and outstanding	—	54	(54	)(m)	25
			25	(o)
Common stock, $0.001 par value; 4,500,000,000 shares authorized, 2,943,584,919 shares issued and outstanding	1,499	3,195	(3,195	)(m)	2,969
			1,426	(p)
			44	(n)
Accumulated other comprehensive income, net of tax	—	9,345	(9,345	)(m)	—
Additional paid-in capital	3,662,157	3,199,554	(3,199,554	)(m)	9,333,728
			220,864	(q)
			165,139	(n)
			5,403,489	(p)
			(117,921	)(r)
Accumulated deficit	(4,503,090)	(4,310,126)	4,310,126	(m)	(4,503,090)

Total stockholders’ (deficit) equity	(839,434)	(1,097,978)	6,771,044		4,833,632

Total liabilities and stockholders’ (deficit) equity	$1,469,823	$1,662,174	$7,384,251		$10,516,248

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1.	Basis of Presentation

On February 19, 2007, Sirius and XM jointly announced the execution of the merger agreement. The original agreement, set to expire on March 1, 2008, has been extended for rolling two-week periods unless either party notifies the other of its intention not to extend. The merger is pending approval by the FCC. The accompanying unaudited pro forma condensed combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Sirius and XM, after giving effect to the merger and adjustments described in these footnotes, and are intended to reflect the impact of the merger on Sirius.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies or restructuring costs which may result from the integration of Sirius and XM’s operations.

The unaudited pro forma condensed combined balance sheet reflects the merger and the Refinancing Transactions as if they were completed on March 31, 2008 and includes pro forma adjustments for Sirius’ preliminary valuations of certain intangible assets. The pro forma debt balances do not include $162.5 million of incremental debt incurred by XM since March 31, 2008 and prior to July 1, 2008 or $78.4 million of original issue discount relating to the Senior Notes. These adjustments are subject to further adjustment as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined statements of operations reflect the merger and the Refinancing Transactions as if they had been completed on January 1, 2007.

The pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon a purchase price of approximately $5.8 billion. This amount was derived from the estimated number of shares of Sirius common stock to be issued of approximately 1.5 billion, based on the outstanding shares of XM common stock, preferred stock and restricted stock on March 31, 2008 and the exchange ratio of 4.6 per each XM share, at a price of $3.79 per share, the average closing price of Sirius shares of common stock for the two days prior to, including and two days subsequent to the public announcement of the merger. The actual number of newly issued shares of Sirius common stock to be delivered in connection with the merger will be based upon the actual number of XM shares issued and outstanding when the merger closes. The purchase price also includes the estimated fair value of warrants, restricted stock and stock options to be issued as of the closing date of the merger in exchange for similar securities of XM. XM options, restricted stock and warrants will be exchanged for stock options, restricted stock and warrants in Sirius and the price per share will be adjusted for the 4.6 exchange ratio. Vested stock options, restricted stock and warrants issued by Sirius in exchange for options, restricted stock and warrants held by employees and directors of XM are considered part of the purchase price. Accordingly, the purchase price includes an estimated fair value of stock options, restricted stock and warrants of approximately $221 million.

The fair value of Sirius options that will be issued in exchange for XM options was estimated by using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective market assumptions, including expected stock price volatility, which if changed can materially affect fair value estimates. The more significant assumptions used in estimating the fair value include volatility of 60 percent, an expected life of 1-6 years based on the age of the original award, and a risk-free interest rate of 2.46%.

The preliminary consideration is as follows:

			Additional
	Common	Preferred	Paid In
	Stock	Stock	Capital	Total
	(In thousands)

Total consideration
Issuance of Sirius common stock to XM stockholders (1.4 billion shares at $3.79)	$1,426	$—	$5,403,489	$5,404,915
Issuance of Sirius preferred stock to XM stockholders (24.8 million shares at $3.79)	—	25	—	25
Issuance of Sirius common stock to XM restricted stockholders (43.6 million shares at $3.79)	44	—	165,139	165,183
Estimated fair value of outstanding XM stock options and restricted stock (See Note 2q)	—	—	155,672	155,672
Estimated fair value of outstanding XM warrants (See Note 2q)	—	—	65,191	65,191

Total consideration	$1,470	$25	$5,789,491	$5,790,986

The table below represents a preliminary allocation of the total consideration to XM’s tangible and intangible assets and liabilities based on management’s preliminary estimate of their respective fair values as of March 31, 2008.

Total
(In thousands)

XM historical net book value of assets and liabilities assumed	$(1,037,770)
XM minority interest assumed	(60,208)
Elimination of XM historical FCC license	(141,412)
Adjustment to fair value FCC license	1,300,000
Elimination of XM historical intangible asset related to subscriber and advertiser relationships and trademarks	(3,064)
Adjustment to fair value intangible assets related to subscriber and advertiser relationships and trademarks	437,000
Adjustment to deferred taxes related to increased FCC license carrying value	(463,435)
Estimated transaction costs	(65,000)
Residual goodwill created from the merger	5,744,104
Unrecognized compensation on unvested stock options and restricted stock	117,921
Loss on commitment to purchase transponders of XM-4 satellite	(16,057)
Write-off of debt issuance costs	(21,093)

Total consideration allocated	$5,790,986

Upon completion of the fair value assessment after the merger, Sirius anticipates that the ultimate price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Note 2.	Pro Forma Adjustments

a. Reclassify XM’s activation revenue which was reported in XM’s other revenue to subscriber revenue to conform to Sirius presentation.

b. Reclassify XM’s broadcast expense included in broadcast and operation expenses to satellite and transmission and reclassify XM’s operation expense, which includes facilities and information technology expense, included in broadcast and operation expense to general and administrative expenses to conform to Sirius presentation.

c. Reclassify (i) ad sales expense and (ii) advertising and marketing and retention and support included in marketing to sales and marketing to conform to Sirius presentation.

d. Reclassify subsidies and distribution included in marketing to subscriber acquisition costs to conform to Sirius presentation.

e. Reflects the impact of the refinancing transactions. The following table details the impact to long-term debt and interest expense related to these transactions (in thousands):

	Actual			Pro Forma
	Debt	Interest	Interest	Debt	Interest	Interest
	Outstanding	Expense	Expense	Outstanding	Expense	Expense
	at March 31,	for March 31,	for December 31,	at March 31,	for March 31,	for December 31,
	2008	2008	2007	2008	2008	2007

9.75% Notes	$600,000	$14,625	$58,500	$—	$—	$—
1.75% Notes	400,000	1,750	7,000	400,000	10,000	40,000
Senior Floating Rate Notes	200,000	4,000	19,717	—	—	—
Variable Interest Entity	230,739	5,749	20,293	—	—	—
Exchangeable Notes(1)	—	—	—	550,000	8,250	33,000
13% Senior Notes	—	—	—	700,105	28,112	112,449

Totals	$1,430,739	$26,124	$105,510	$1,650,105	$46,362	$185,449

(1)	An interest rate of 6% is assumed for the Notes. A change of 0.125% in the interest rate for the Notes would change annual interest expense by $688 thousand.

The impact to outstanding debt is an increase of $219,366. Interest expense also increases by $20,238 and $79,939 for the three months ended March 31, 2008 and the twelve months ended December 31, 2007, respectively.

The debt issuance costs resulting from these refinancing activities totaling $69,238 are reflected in the pro forma condensed combined balance sheet in Other long-term assets. Interest expense also increases by $1,639 and $7,022 for the three months ended March 31, 2008 and the twelve months ended December 31, 2007, respectively.

Following the merger, XM will be required to make an offer to repurchase the transponders of its XM-4 satellite in accordance with the terms of a sale-leaseback transaction. The expected payout to settle this obligation is $76,265 which is comprised of a minority interest payable of $60,208 at March 31, 2008 and a loss on the redemption of $16,057.

At March 31, 2008, there was $31,411 of accrued interest expense.

The pro forma debt balances do not include $162.5 million of incremental debt incurred by XM since March 31, 2008 or $78.4 million of original issue discount relating to the 13% Senior Notes.

f. Adjustment to reflect the additional amortization expense due to the adjustment of certain XM’s intangible assets to fair value at the time of the merger (see Note 1). Pro forma amortization expense for the twelve months ended December 31, 2007 and three months ended March 31, 2008 of $128 million and

$32 million, respectively, was recorded utilizing the straight-line method of amortization for the following intangible assets:

			Pro Forma	Pro Forma
			Amortization	Amortization
			Expense for	Expense for
	Fair Value at	Estimated Useful	March 31,	December 31,
	Acquisition	Lives (Years)	2008	2007
	(dollars in thousands)

Subscriber relationships	$350,000	3	$29,167	$116,667
Advertiser relationships	7,000	7	250	1,000
Trademarks	80,000	8	2,500	10,000

Pro forma amortization expense			$31,917	$127,667

g. reflects the adjustment to record the deferred tax liability for the incremental fair value adjustment of the FCC license included as a pro forma adjustment in the balance sheet calculated as follows (in thousands):

Net adjustment to fair value FCC license	$1,158,588
Combined federal and state rate	40%

Deferred tax liability	$463,435

h. Reflects the estimated reclassification of XM’s net inventory included in prepaid and other current assets to inventory to conform to Sirius presentation.

i. Reflects the estimated reclassification of XM’s system under construction costs to property and equipment to conform to Sirius presentation.

j. Reflects the adjustment to record as liabilities the estimated transaction cost to be incurred by Sirius. Included in the pro forma adjustment is Sirius’ estimated investment banking, attorney and independent accountant fees, and other transaction-related costs.

k. Reflects a preliminary allocation of the purchase price to XM’s FCC License and certain long-lived intangible assets. The remaining unallocated purchase price was allocated to Goodwill (See Note 1). The preliminary allocation of the purchase price was calculated as follows (in thousands):

	Book Value as of	Fair Value as of	Pro Forma
	March 31, 2008	March 31, 2008	Adjustment	Fair Value Range

FCC License	$141,412	$1,300,000	$1,158,588	$1,000,000 - $1,500,000
Intangibles, net	3,064	437,000	433,936	$381,000 - $495,000

The fair value of XM’s FCC license was based on the Greenfield Method. The key assumptions in building the model included projected revenues and estimated start up costs, which were based primarily on the operating histories of XM and Sirius. The fair value of XM’s trademarks was estimated based on the Relief from Royalty Method. The royalties relieved for the use of the XM trademarks were computed by multiplying the projected revenues by a hypothetical royalty rate. The resulting royalties relieved represent the cost saved by XM from not having to license the trademarks from another owner. The estimation of a hypothetical royalty rate was based on comparable licensing agreements and the perceived impact the trademarks have on the expected cash flow of XM. The fair values of XM’s subscriber and advertising relationships were based on projected discounted cash flows, which were derived from projected revenues after adjusting for attrition rates based on XM’s historical experience. Each of these calculations included an estimated discount rate which incorporates the difficulties and uncertainties associated with the satellite radio industry.

The final purchase price allocations may result in different allocations for tangible and intangible assets than presented in the unaudited pro forma condensed combined financial statements, and those differences could be material.

l. Residual goodwill created from the merger (See Note 1).

m. Eliminate the historical stockholders’ deficit accounts of XM at March 31, 2008.

n. Reflect the issuance of 4.6 shares of Sirius common stock for each share of XM restricted shares outstanding as follows (in thousands except for share data):

XM restricted shares outstanding at March 31, 2008	9,474,765
Exchange ratio	4.6
Sirius common shares to be issued	43,583,919
Price per share	$3.79
Aggregate value of Sirius consideration	$165,183
Value attributed to par at $.001 par value	$44
Balance to capital in excess of par value	$165,139

o. Reflect the issuance of 4.6 shares of Sirius preferred stock for each share of XM preferred stock outstanding as follows (in thousands except for share data):

XM preferred shares outstanding at March 31, 2008	5,393,252
Exchange ratio	4.6
Sirius preferred shares to be issued	24,808,959
Value attributed to par at $.001 par value	$25

p. Reflect the issuance of 4.6 shares of Sirius common stock for each share of XM common stock outstanding as follows (in thousands except for share data):

XM common shares outstanding at March 31, 2008	310,021,501
Exchange ratio	4.6
Sirius common shares to be issued	1,426,098,905
Price per share	$3.79
Aggregate value of Sirius consideration	$5,404,915
Value attributed to par at $.001 par value	$1,426
Balance to capital in excess of par value	$5,403,489

q. Reflect the fair value of XM’s employees’ stock options, warrants and restricted stock. The fair value of XM’s options to be exchanged for Sirius options was estimated using a Black Scholes pricing model. Option pricing models require the use of highly subjective assumptions including expected stock price and volatility, that when changed, can materially affect fair value estimates. The more significant assumptions used in estimating the fair value include volatility of 60 percent, an expected life of 1-6 years based on the age of the original award, and a risk-free interest rate of 2.46%.

r. Reflect the revaluation of XM’s unvested stock options and restricted stock as of March 31, 2008. The original valuation of these awards were determined by XM at the original grant dates. Upon completion of the merger, these awards will be revalued using current market assumptions. The fair value of these awards approximates $120 million at March 31, 2008. Annual compensation expense related to these awards is expected to approximate the historic compensation expense. Total compensation expense for these awards for the period ended March 31, 2008 was approximately $18 million. For unvested stock options, the average remaining vesting period is 1.51 years and the average remaining contractual life is 5.63 years. For unvested restricted stock awards, the average remaining vesting period is 1.9 years. Pursuant to FAS 123(R), unvested awards are not considered a component of purchase price and are solely recognized in compensation expense in future periods. $120 million is a reduction of additional paid-in capital.

s. Reclassify transaction related costs from Other long-term assets to Goodwill.

DESCRIPTION OF OTHER INDEBTEDNESS

Existing XM indebtedness

13% Senior Notes due 2014

The aggregate principal amount of the unsecured 13% Senior Notes due 2014 (the “Senior Notes”) issued and outstanding prior to the date hereof, is $778.5 million. Interest is payable semi-annually in arrears on February 1 and August 1 at a rate of 13% per annum. The Senior Notes are unsecured and will mature in 2014, with such maturity to occur earlier in 2013, in certain circumstances. The Senior Notes are expected to be issued on July 31, 2008, by XM Escrow LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Escrow LLC”). Escrow LLC will deposit the proceeds of the offering of the Senior Notes into escrow, together with a deposit by Holdings of sufficient cash, cash equivalents or treasury securities to pay accrued interest, if any, and the special mandatory redemption price for the Senior Notes, when and if due. Unless released earlier to effectuate a special redemption, the funds held in escrow will be released to Escrow LLC upon consummation of the Refinancing Transactions. At the time of release, Escrow LLC will merge with and into XM, with XM being the surviving corporation. We, at our option, may redeem the Senior Notes at declining redemption prices at any time, subject to certain restrictions. The Senior Notes are subject to covenants that, among other things, require us to make an offer to repurchase the Senior Notes at 101% of principal amount in the event of a change of control, and limit our ability and the ability of certain of our subsidiaries to incur additional indebtedness; pay dividends on, redeem or repurchase our capital stock; make investments; engage in transactions with affiliates; create certain liens; or consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

9.75% Senior Notes due 2014

The aggregate principal amount of the unsecured 9.75% Senior Notes due 2014 (the “9.75% Notes”) outstanding as of June 30, 2008, is $600.0 million. Interest is payable semi-annually on May 1 and November 1 at a rate of 9.75% per annum. The 9.75% Notes are unsecured and will mature on May 1, 2014. We, at our option, may redeem the 9.75% Notes at declining redemption prices at any time on or after May 1, 2010, subject to certain restrictions. Prior to May 1, 2010, we may redeem the 9.75% Notes, in whole or in part, at a price equal to 100% of the principal amount thereof, plus a make-whole premium and accrued and unpaid interest to the date of redemption. The 9.75% Notes are subject to covenants that, among other things, require us to make an offer to repurchase the 9.75% Notes at 101% of principal amount in the event of a change of control, and limit our ability and the ability of certain of our subsidiaries to incur additional indebtedness; pay dividends on, redeem or repurchase our capital stock; make investments; engage in transactions with affiliates; create certain liens; or consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis. We intend to offer holders of our 9.75% Notes cash in exchange for their existing 9.75% Notes. Holders of a majority in aggregate principal amount of the outstanding 9.75% Notes have agreed to waive the change of control put with respect to the merger on behalf of all holders of our 9.75% Notes, subject to the consummation of the merger and the satisfaction of certain conditions in connection with the Refinancing Transactions prior to August 31, 2008.

1.75% Convertible Senior Notes due 2009

The aggregate principal amount of Holdings’ 1.75% Convertible Senior Notes due 2009 (the “1.75% Notes”) outstanding as of June 30, 2008, is $400 million. Interest is payable semi-annually at a rate of 1.75% per annum. The principal balance is payable in December 2009. The 1.75% Notes may be converted by the holder, at its option, into shares of Holdings’ Class A common stock initially at a conversion rate of 20.0 shares of Class A common stock per $1,000 principal amount, which is equivalent to an initial conversion price of $50.00 per share of Class A common stock (subject to adjustment in certain events), at any time until December 1, 2009.

We have agreed with the holders of the 1.75% Notes to increase the interest rate on the 1.75% Notes to 10% per annum (the “New Rate”), effective July 2, 2008. The noteholders that are party to this agreement have agreed not to assert any claim that the merger constitutes a “Fundamental Change” under the existing indenture, which, if any, would require us to make an offer to repurchase the 1.75% Notes at par within a specified period following the merger. The indenture amendment will also clarify that the merger does not constitute a Fundamental Change with respect to the notes held by the noteholders that are party to such agreement. The indenture amendment will be conditioned on the closing of the merger and other customary conditions. The change in interest rate from 1.75% to 10% is expected to result in approximately $16.5 million and $30.3 million in incremental interest exposure in 2008 and 2009, respectively.

Senior Floating Rate Notes due 2013

The aggregate principal amount of the unsecured Senior Floating Rate Notes due 2013 (the “Senior Floating Rate Notes”) outstanding as of June 30, 2008, is $200 million. Interest is payable quarterly on May 1, August 1, November 1 and February 1 at a rate currently set at 7.3728% per annum through August 1, 2008. Thereafter, the rate is reset quarterly to 450 basis points over the three-month LIBOR. The Senior Floating Rate Notes are unsecured and will mature on May 1, 2013. We, at our option, may redeem the Senior Floating Rate Notes at declining redemption prices at any time on or after May 1, 2008, subject to certain restrictions. The Senior Floating Rate Notes are subject to covenants that, among other things, require the repurchase of the Senior Floating Rate Notes at 101% of principal amount in the event of a change of control, and limit our ability and the ability of certain of our subsidiaries to incur additional indebtedness; pay dividends on, redeem or repurchase our capital stock; make investments; engage in transactions with affiliates; create certain liens; or consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis. We intend to launch an offer to repurchase the Senior Floating Rate Notes following the consummation of the merger.

10% Senior Secured Discount Convertible Notes due 2009

The aggregate principal amount of the 10% Senior Secured Discount Convertible Notes due 2009 (the “Discount Notes”) outstanding as of June 30, 2008, is $33.2 million. Interest accrued is payable semi-annually at a rate of 10% per annum, while the principal is payable in December 2009. At any time, a holder of the Discount Notes may convert all or part of the accreted value of its Discount Notes at a conversion price of $3.18 per share. At any time on or after December 21, 2006, Holdings and XM may require holders of the Discount Notes to convert all, but not less than all of the Discount Notes, at the conversion price of $3.18 per share if: (i) shares of Class A common stock have traded on the NASDAQ National Market or a national securities exchange for the previous 30 trading days at 200% of the conversion price, (ii) Holdings reported earnings before interest income and expense, other income, taxes, depreciation (including amounts related to research and development) and amortization greater than $0 for the immediately preceding quarterly period for which Holdings reports its financial results, (iii) immediately following such conversion, the aggregate amount of Holdings and its subsidiaries’ indebtedness is less than $250.0 million, and (iv) no shares of Holdings’ Series C convertible redeemable preferred stock remain outstanding. The Discount Notes are secured by substantially all of XM’s assets, including the stock of XM’s FCC license subsidiary. In addition, the Discount Notes are guaranteed by Holdings, rank equally in right of payment with all of XM’s other existing and future senior indebtedness, and are senior in right of payment to all of XM’s existing and future subordinated indebtedness. The Discount Notes are subject to covenants that, among other things, require an offer to repurchase the Discount Notes at 101% of principal amount in the event of a change of control. We do not expect to refinance the Discount Notes because of the current market price of Holding’s common stock.

Revolving Credit Facility

On May 5, 2006, Holdings and XM entered into a $250 million Senior Secured Revolving Credit Facility (the “revolving credit facility”) with a group of banks. The revolving credit facility has a term of three years and is expected to serve as a standby facility for additional liquidity. Borrowings under the facility will bear interest at a rate of LIBOR plus 150 to 225 basis points or an alternate base rate, to be the higher of the JPMorgan Chase prime rate and the Federal Funds rate plus 50 basis points, in each case plus 50 to 125 basis points. The revolving credit facility includes a $120.0 million sublimit for letters of credit and a $5.0 million sublimit for swingline loans. We expect to pay a commitment fee of 37.5 to 50 basis points per year on unused portions of the facility. The revolving credit facility is secured by substantially all of our assets other than specified property. The revolving credit facility includes customary events of default and requires us to maintain at all times unrestricted cash and cash equivalents of at least $75.0 million. On May 21, 2008, however, we executed an amendment to the revolving credit facility to provide that the $75.0 million in cash and cash equivalents that we are required to maintain is decreased to $50.0 million of cash and cash equivalents until August 20, 2008, after which date it returns to $75.0 million. The revolving credit facility also includes customary conditions to borrow, including us not undergoing any material adverse change.

On February 27, 2008, we borrowed $187.5 million available under this revolving credit facility. On May 15, 2008, we borrowed the remaining $62.5 million available under this revolving credit facility. The proceeds were used for general corporate purposes, including our annual payment to MLB and its 2007 payment under the Copyright Royalty Board proceeding, both due in March 2008, its record label settlements and its escrow arrangement for the benefit of MLB to replace the existing surety bond. Interest under the loan is initially 4.75% and is based on 9-month LIBOR. All amounts drawn under the facility are due on May 5, 2009, and are secured by a lien on substantially all of our assets. As a result of drawing 100% of the amount available under the revolving credit facility, we now have full access to the $150 million GM Facility, the proceeds of which may be used only for payments to GM, and matures in December 2009. As of May 15, 2008, we have fully drawn down the $250 million revolving credit facility. The revolving credit facility shall survive the merger with Sirius and we expect that all amounts borrowed under the revolving credit facility will remain outstanding following the consummation of the merger.

GM Facility

Holdings and XM have a revolving $150 million Senior Secured Credit Facility with GM (the “GM Facility”) that matures on the earlier of December 31, 2009, or six months after XM achieves investment grade status. It enables us to make monthly draws to finance payments that become due under our distribution agreement with GM and other GM payments. All draws under the GM Facility bear interest at a per annum rate of LIBOR plus 8%. Interest payments are due semi-annually.

XM is required to prepay the amount of any outstanding advances in an amount equal to the lesser of (i) 50% of Holdings’ excess cash and (ii) the amount necessary to prepay the draws in full. Also, in the event that Holdings or XM merges with another entity or sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of its assets, then any outstanding advances are required to be prepaid by us. Furthermore, in the event that the $250 million revolving credit facility is terminated prior to its expiration and not replaced with a revolving credit facility of at least $250 million with a term that extends to December 31, 2009, or beyond, then any outstanding advances are required to be prepaid by us.

In order to make draws under the GM Facility, we are required to have a minimum pre-marketing operating income as defined therein. The GM Facility is unsecured until the first draw, at which time it would then be secured on a second priority basis behind the secured indebtedness permitted to be incurred under our revolving credit facility. Our subsidiary, XM Equipment Leasing LLC, guarantees our obligations under the GM Facility. During the second quarter of 2008, we borrowed approximately $29.0 million under the GM Facility, all of which was repaid with a portion of the proceeds from our term loan. The GM Facility will terminate upon the consummation of the merger, and amounts outstanding thereunder, if any, will be repaid by us at such time.

Term Loan

On June 26, 2008, XM borrowed $100.0 million under a new term loan, which matures on May 5, 2009 (the “term loan”). The term loan includes market rate syndication and commitment fees, interest and expenses. The terms and conditions of the new term loan are substantially the same as the existing revolving credit facility described above. The proceeds may be used for cash-collateralized letters of credit, working capital and general corporate purposes.

XM is required to prepay the amount of any outstanding advances in an amount to be determined in the event that XM issues new debt or equity or receives proceeds from asset sales, subject to carve-outs, exceptions and reinvestment provisions, as applicable. Furthermore, in the event that the term loan is outstanding after 120 days following the closing, XM is required to pay to the lenders a fee on the principal outstanding at that time. All or any portion of the term loan may be prepaid at any time, subject to reimbursement of redeployment costs on LIBOR loans.

The term loan was placed on substantially the same terms as the revolving credit facility, secured on a pari passu basis with the existing revolving credit facility. Holdings and all of XM’s material subsidiaries guarantee the obligations under this term loan. The term loan will survive the merger with Sirius and we expect that all amounts borrowed under the term loan will remain outstanding following the consummation of the merger. On June 26, 2008, a portion of the proceeds from the term loan was used to repay the outstanding balance on the GM Facility.

Debt of Consolidated Variable Interest Entity

On February 13, 2007, we entered into a sale-leaseback transaction with respect to the transponders on the XM-4 satellite, which was launched in October 2006 and placed into service during December 2006. We sold the XM-4 transponders to Satellite Leasing (702-4) LLT (the “Trust”), a third-party trust formed solely for the purpose of facilitating the sale-leaseback transaction. The Trust pooled the funds used to purchase the transponders from a $57.7 million investment by an equity investor and the $230.8 million in proceeds from the issuance of its 10% senior secured notes due 2013 (“Debt of consolidated variable interest entity”). We have accounted for the sale and leaseback of the transponders under sale-leaseback accounting with a capital lease, pursuant to SFAS No. 13, Accounting for Leases, as amended. Furthermore, we determined that the Trust is a variable interest entity, as that term is defined under FIN No. 46(R), and that we are the primary beneficiary of the Trust. Pursuant to FIN No. 46(R), we consolidated the Trust into its unaudited Condensed Consolidated Financial Statements.

We sold the XM-4 transponders to the Trust owned by Satellite Leasing (702-4) LLC (“Owner participant”) for $288.5 million. We are leasing the transponders for a term of nine years. These lease payment obligations, which are unconditional and guaranteed by Holdings, are senior unsecured obligations and rank equally in right of payment with existing and future senior unsecured obligations. Under the terms of the lease, we are obligated to make payments that total $437.4 million, of which $126.6 million is interest, over the nine-year base lease term. Payments totaling $27.9 million and $17.5 million were made in 2007 and in the first six months of 2008, respectively, while the following amounts are due in the future: $15.7 million in the remaining six months of 2008, $28.9 million in 2009, $28.4 million in 2010, $71.0 million in 2011, $145.8 million in 2012 and $102.2 million thereafter.

We can be required to repurchase the transponders upon the occurrence of specified events, including the merger and other change of control events, an event of loss of the satellite (subject to the right to substitute another satellite meeting equivalent or better value and functionality tests), changes in law that impose a material regulatory burden on the Owner participant and events resulting in the absence of another holder (other than us and our affiliates) of FCC satellite radio licenses in the frequency bands that can be served by the XM-4 satellite.

Accordingly, following the merger we will be required to make an offer to repurchase transponders, unless such repurchase obligation is waived in accordance with the terms of such sale-leaseback transaction. Assuming the merger had occurred on June 30, 2008, our maximum transponder repurchase obligation, of both debt and equity holders, would have been approximately $309.4 million.